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                                                                     EXHIBIT 5.1


                [LETTERHEAD OF STRADLING, YOCCA, CARLSON & RAUTH]


                                February 25, 1998


Star Buffet, Inc.
440 Lawndale Drive
Salt Lake City, Utah 84115-2917

         Re: Registration Statement on Form S-8

Gentlemen:

         At your request, we have examined the form of Registration Statement on Form S-8 (the "Registration Statement") being filed by Star Buffet, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of a total of 750,000 shares of the Company's common stock, $.001 par value ("Common Stock"), issuable under the Company's 1997 Stock Incentive Plan (the "1997 Plan").

         We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

         Based on the foregoing, it is our opinion that the 750,000 shares of Common Stock to be issued under the 1997 Plan against full payment in accordance with the respective terms and conditions of the 1997 Plan will be legally and validly issued, fully paid and nonassessable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       /s/ STRADLING, YOCCA, CARLSON & RAUTH
                                       -----------------------------------------
                                           Stradling, Yocca, Carlson & Rauth